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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
         UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number : 333-81615


                          ANRC AUTO OWNER TRUST 2000-A

                      (AUTONATION RECEIVABLES CORPORATION)
                       (Originator of the foregoing trust)

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             (Exact name of registrant as specified in its charter)


                              110 S.E. 6th Street,
                         Fort Lauderdale, Florida 33301
                                 (954) 769-7000

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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     6.72462% Asset-Backed Notes, Class A-1
                      7.00% Asset-Backed Notes, Class A-2
                      7.06% Asset-Backed Notes, Class A-3
                       7.15% Asset-Backed Notes, Class A-4

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            (Title of each class of securities covered by this Form)


                                      NONE

              ----------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


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     Rule 12g-4(a)(1)(i) |_|            Rule 12h-3(b)(1)(i) |X|
     Rule 12g-4(a)(1)(ii)|_|            Rule 12h-3(b)(1)(ii)|_|
     Rule 12g-4(a)(2)(i) |_|            Rule 12h-3(b)(2)(i) |_|
     Rule 12g-4(a)(2)(ii)|_|            Rule 12h-3(b)(2)(ii)|_|
                                        Rule 15d-6          |X|

     Approximate number of holders of record as of the certification or notice date:

     6.72462% Asset-Backed Notes, Class A-1: 0
     7.00% Asset-Backed Notes, Class A-2:    0
     7.06% Asset-Backed Notes, Class A-3:    0
     7.15% Asset-Backed Notes, Class A-4:    15

     Pursuant to the requirements of the Securities Exchange Act of 1934 AutoNation Receivables Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  June 26th, 2003                  AUTONATION RECEIVABLES CORPORATION


                                        BY: /s/ David M. Jett
                                            ____________________________________
                                            David M. Jett
                                            Vice President - Finance

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